Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-54479 on Form S-8 of our reports dated March 30, 2007, (which includes an explanatory paragraph regarding the ability of MAXXAM Inc. and subsidiaries to realize their timber related assets and discharge their timber related liabilities in the normal course of business and to continue as a going concern) relating to the consolidated financial statements and financial statement schedules of MAXXAM Inc., and management's report on the effectiveness of internal control over financial reporting appearing in this Amendment No. 1 on Form 10-K/A to its Annual Report on Form 10-K of MAXXAM Inc. for the year ended December 31, 2006.

Houston, Texas

March 30, 2007